FOR IMMEDIATE RELEASE:

Service Corporation International Announces Senior Notes Offering

HOUSTON, Nov. 5 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI) ("SCI"), which owns and operates funeral service locations and cemeteries, announced today that it intends to offer $150 million aggregate principal amount of its senior notes due 2021, subject to market and other conditions. The offering will be made by means of an underwritten public offering pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission.  SCI intends to use the net proceeds from the offering, together with available cash, to fund SCI's acquisition of Keystone North America Inc.

J.P. Morgan Securities Inc. will act as the lead joint bookrunning manager for the offering.  The offering may be made only by means of a prospectus and related prospectus supplement.  The prospectus supplement will be filed with the Securities and Exchange Commission and may be found on its website at www.sec.gov.  When available, copies of the prospectus supplement relating to the public offering may be obtained from:

J.P. Morgan Securities Inc.
270 Park Avenue, New York, NY 10017
Attention: Prospectus Department
Telephone: 212-270-3994

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.  The notes will be offered only by means of a prospectus, including the prospectus supplement relating to the notes, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving SCI and Keystone, including future financial and operating results, the anticipated timing of the closing of the transaction, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure to achieve the minimum tender condition in the tender offer; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in SCI's filings with the SEC, which are available at SCI's website www.sci-corp.com or at the SEC's web site www.sec.gov. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.

For additional information contact:

Investors: Debbie Young – Director / Investor Relations	(713) 525-9088

Media: Lisa Marshall – Managing Director / Corporate Communications	(713) 525-3066